 EXHIBIT 5.1

February 12, 2025
Hamilton Lane Incorporated
110 Washington St., Suite 1300
Conshohocken, PA 19428

Ladies and Gentlemen:
We have acted as counsel to Hamilton Lane Incorporated, a Delaware corporation (the “Company”), in connection with the public offering (a) by the Company of 1,562,281 shares (the “Primary Shares”) of Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and (b) by the Selling Stockholder (defined below) of an aggregate of 10,255 shares of Class A Common stock (the “Secondary Shares” and, together with the Primary Shares, the “Shares”). The Shares are being offered pursuant to the Registration Statement on Form S-3 (File No. 333-283233) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 14, 2024 under the Securities Act of 1933, as amended (the “Act”), the base prospectus dated November 14, 2024 included in the Registration Statement at the time it became effective (the “Base Prospectus”) and a prospectus supplement dated February 10, 2025 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
For purposes of this opinion letter, we have reviewed originals, or copies certified or otherwise authenticated to our satisfaction, of (i) the Registration Statement and Prospectus, (ii)

Hamilton Lane Incorporated
February 12, 2025

the Underwriting Agreement dated as of February 10, 2025 entered into by and among Morgan Stanley & Co. LLC (together, the “Underwriter”), the Company, Hamilton Lane Advisors, L.L.C. and Hartley Rogers (the “Selling Stockholder”)(the “Underwriting Agreement”), (iii) the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date hereof, (iv) the Company’s Amended and Restated Bylaws, as in effect on the date hereof, and (v) resolutions of the Board of Directors and of the Pricing Committee of the Board of Directors in connection with the issuance of the Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion letter.
As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, officers and representatives of the Company (including the Certificate) and others, without any independent verification thereof or other investigation.
In our examination, we have assumed, without investigation, the following: (a) the genuineness of signatures, including electronic signatures, appearing upon the certifications, documents, and proceedings submitted to us for review, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the documents, instruments, certificates and records we have reviewed, (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us, and (f) the Company will comply with all applicable notice requirements regarding uncertificated shares provided under the laws of the State of Delaware.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares to be issued in accordance with the Underwriting Agreement and that, when the Shares are delivered to and paid for by the Underwriter in accordance with the Underwriting Agreement, the Primary Shares to be issued and sold by the Company will be validly issued, fully paid and non-assessable, and (ii) the Secondary Shares to be sold by the Selling Stockholder have been validly issued and are fully paid and non-assessable.
This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.
This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinions set forth herein to take into account

Hamilton Lane Incorporated
February 12, 2025

any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinions. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on February 12, 2025, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP